Exhibit 4.58

Private & Confidential
LOAN AGREEMENT for a Loan of up to US$13,000,000 to AEGEAN BUNKERING SERVICES INC. provided by PIRAEUS BANK S.A.

Contents

Clause		Page
1	Purpose and definitions	1
2	The Commitment and the Loan	12
3	Interest	12
4	Repayment and prepayment	14
5	Fees and expenses	17
6	Payments and taxes; accounts and calculations	17
7	Representations and warranties	18
8	Undertakings	23
9	Conditions	28
10	Events of Default	29
11	Indemnities	32
12	Unlawfulness and increased costs	34
13	Security and set off	35
14	Assignment, transfer and lending office	36
15	Notices and other matters	37
16	Governing law and jurisdiction	40
Schedule 1 Form of Drawdown Notice		41
Schedule 2 Documents and evidence required as conditions precedent to the Commitment being made available		42
Schedule 3 Form of Disbursement Acknowledgement		48

THIS AGREEMENT is dated        March 2016 and made BETWEEN:
(1)	AEGEAN BUNKERING SERVICES INC. as Borrower; and
(2)	PIRAEUS BANK S.A. as Bank.
IT IS AGREED as follows:
1	Purpose and definitions
1.1	Purpose
This Agreement sets out the terms and conditions upon and subject to which the Bank agrees to make available to the Borrower a loan of up to Thirteen million Dollars ($13,000,000) for the purpose of (a) refinancing in full the Existing Financial Indebtedness, (b) providing the Borrower and the Group with general working capital and (c) assisting the Group with the financing of part of the acquisition cost of Aegean Tanking by the Aegean Tanking Owner on or after its Delivery.
1.2	Definitions
In this Agreement, unless the context otherwise requires:
"Aegean Ace" means the motor vessel Aegean Ace, a 1992-built, (approximately) 1,615 dwt motor oil tanker registered under the name and in the ownership of the Aegean Ace Owner under the laws and flag of the relevant Flag State with Official Number 11857;
"Aegean Ace Owner" means Aegean Ace Maritime Company of Akti Kondili 10, 185 45 Piraeus, Greece and includes its successors in title;
"Aegean Champion" means the motor vessel Aegean Champion, a 1991-built, 23,400 dwt double-hull tanker registered under the name and in the ownership of the Aegean Champion Owner under the laws and flag of the relevant Flag State with Official Number 14289;
"Aegean Champion Owner" AMP Maritime S.A. of 80 Broad Street, Monrovia, Republic of Liberia and includes its successors in title;
"Aegean Management" means Aegean Management Services M.C. of Akti Kondili 10, 185 45 Piraeus, Greece and includes its successors in title;
"Aegean Management Guarantee" means the corporate guarantee executed or (as the context may require) to be executed by Aegean Management in favour of the Bank in such form as the Bank may require in its absolute discretion;
"Aegean Tanking" means the 66,895 dwt motor oil tanker known on the date of this Agreement as Velopoula registered under the name and in the ownership of the Seller under the laws and flag of the relevant Flag State with Official Number 9031961, to be registered on its Delivery Date under the name and in the ownership of the Aegean Tanking Owner through the relevant Registry and under the laws and flag of the relevant Flag State with the name Umnenga;
"Aegean Tanking Owner" means Aegean Tanking S.A. of 80 Broad Street, Monrovia, Republic of Liberia and includes its successors in title;
"Aegean III" means the motor vessel Aegean III, a 1990-built, 2,972 dwt double-hull oil tanker, registered in the ownership of the Aegean III Owner under the laws and flag of the relevant Flag State under Official Number 11677;

"Aegean III Owner" means Aegean Ship III Maritime Company of Akti Kondili 10, 185 45 Piraeus, Greece and includes its successors in title;
"Aegean VIII" means the motor vessel Aegean VIII, a 1990-built, 2,972 dwt double-hull oil tanker, registered in the ownership of the Aegean VIII Owner under the laws and flag of the relevant Flag State under Official Number 11708;
"Aegean VIII Owner" means Aegean Ship VIII Maritime Company of Akti Kondili 10, 185 45 Piraeus, Greece and includes its successors in title;
"AMPNI Guarantee" means the corporate guarantee executed or (as the context may require) to be executed by the AMPNI Guarantor in favour of the Bank in such form as the Bank may require in its absolute discretion;
"AMPNI Guarantor" means Aegean Marine Petroleum Network Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Island MH96960 and includes its successors in title;
"Applicable Accounting Principles" means the most recent and up-to-date US GAAP at any relevant time;
"Assignee" has the meaning ascribed thereto in clause 14.3;
"Bank" means Piraeus Bank S.A. whose registered office is at 4 Amerikis, 105 64 Athens, Greece acting for the purposes of this Agreement through its head office at 4 Amerikis Street, 105 64 Athens, Greece (or of such other address as may last have been notified to the Borrower pursuant to clause 14.6) and includes its successors in title, Assignees and/or Transferees;
"Basel II Accord" means the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement;
"Basel II Approach" means either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Accord) adopted by the Bank (or its holding company) for the purposes of implementing or complying with the Basel II Accord;
"Basel II Regulation" means:
(a)	any law or regulation implementing the Basel II Accord; or
(b)	any Basel II Approach adopted by the Bank,
but excludes any law or regulation implementing the Basel III Accord save and to the extent that it is a re-enactment of any law or regulation referred to in paragraph (a) of this definition;
"Basel III Accord" means, together, "Basel III: A global regulatory framework for more resilient banks and banking systems" and "Basel III: International framework for liquidity risk measurement, standards and monitoring" both published by the Basel Committee on Banking Supervision on 16th December, 2010, in either case in the form existing on the date of this Agreement;
"Basel III Regulation" means any law or regulation implementing the Basel III Accord save and to the extent that it re-enacts a Basel II Regulation;
"Banking Day" means a day on which dealings in deposits in Dollars are carried on in the London Interbank Eurocurrency Market and (other than Saturday or Sunday) on which banks are open for business in London, Piraeus and New York City (or any other relevant place of payment under clause 6);

"Borrowed Money" means Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;
"Borrower" means Aegean Bunkering Services Inc. having a registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and an office established in Greece (10 Akti Kondili, 185 45 Piraeus, Greece) under the Greek laws 89/67, 378/68, 27/75 and 814/78 (as amended) and includes its successors in title;
"Borrower's Security Documents" means, at any relevant time, such of the Security Documents as shall have been executed by the Borrower at such time;
"Capital Adequacy Law" means any law or any regulation (whether or not having the force of law, but, if not having the force of law, with which the Bank or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits or other banking or monetary controls or requirements which affect the manner in which the Bank allocates capital resources to its obligations hereunder (including, without limitation, those resulting from the implementation or application of or compliance with the Basel II Accord or the Basel III Accord or any Basel II Regulation or any Basel III Regulation or any subsequent accord, approach or regulation thereto);
"Charter" means, in respect of each Ship, any time charter, bareboat or demise charter, pool agreement or other contract of employment in respect of such Ship with an original tenor of, or in excess of, twelve (12) months (taking into account any option to extend or renew contained therein) which is entered into by the relevant Owner as owner of that Ship and any other person as its counterparty thereunder;
"Charter Assignment" means, in relation to any Charter, a specific assignment of such Charter executed or (as the context may require) to be executed by the relevant Owner in favour of the Bank in such form as the Bank may require;
"Charterer" means, in respect of each Ship, any person which may enter into a Charter with the relevant Owner during the Security Period and includes its successor in title;
"Classification" means, in relation to a Ship, the highest class available to a vessel of that Ship's type with the relevant Classification Society or such other classification as the Bank shall, at the request of the Owner of such Ship, has agreed in writing shall be treated as the Classification in relation to such Owner's Ship for the purposes of the relevant Ship Security Documents;
"Classification Society" means, in relation to a Ship, such classification society (being a member of the International Association of Classification Societies ("IACS")) which the Bank shall, at the request of an Owner, agree in writing shall be treated as the Classification Society in relation to such Owner's Ship for the purposes of the relevant Ship Security Documents;
"Code" means the International Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A. 741 (18) of the International Maritime Organisation and incorporated into the International Convention for the Safety of

Life at Sea 1974 (as amended) and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

"Commitment" means the aggregate amount which the Bank has agreed to lend to the Borrower under clause 2.1 as reduced by any relevant term of this Agreement:
"Compulsory Acquisition" means, in relation to a Ship, requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of such Ship by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;
"Contract" means the memorandum of agreement dated 22 January 2016 made between the Seller and the Aegean Tanking Owner as the same may be amended and/or supplemented from time to time, relating to the sale by the Seller, and the purchase by the Aegean Tanking Owner, of Aegean Tanking;
"Contract Price" means the purchase of Aegean Tanking under the Contract, being Eight million six hundred and twenty five thousand Dollars ($8,625,000) or such other sum in Dollars as is determined with the terms and conditions of the Contract to be the purchase price of such Ship thereunder;
"Corporate Guarantees" means, together, the AMPNI Guarantee, the Aegean Management Guarantee and the Owner's Guarantees and "Corporate Guarantee" means any of them;
"Corporate Guarantors" means, together, the Owners, Aegean Management and the AMPNI Guarantor and "Corporate Guarantor" means any of them;
"Default" means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;
"Delivery" means delivery of Aegean Tanking by the Seller to, and the acceptance of Aegean Tanking by, the Aegean Tanking Owner under the Contract;
"Delivery Date" means the date on which Delivery occurs;
"Disbursement Acknowledgement" means an acknowledgement and confirmation of disbursement executed by the Borrower, the Owners, the AMPNI Guarantor and Aegean Management in the form set out in Schedule 3;
"DOC" means a document of compliance issued to an Operator in accordance with rule 13 of the Code;
"Dollars" and "$" mean the lawful currency of the United States of America and, in respect of all payments to be made under any of the Security Documents, mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other U.S. dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in U.S. dollars);
"Drawdown Date" means any date, being a Banking Day falling not later than the Termination Date, on which the Loan is, or is to be, made available;
"Drawdown Notice" means a notice substantially in the form of Schedule 1;
"Earnings" means, in relation to a Ship, all moneys whatsoever from time to time due or payable to the Owner owning such Ship during the Security Period arising out of the use or operation of such Ship including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising under pooling arrangements, compensation payable to the Owner of such Ship in the event of the requisition of such Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (of payments for variation or termination) of any charterparty or other contract for the employment of such Ship (including any Charter);

"Encumbrance" means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation title transfer and/or retention arrangements) having a similar effect;
"Environmental Affiliate" means any agent or employee of any Security Party or any other Relevant Party or any person having a contractual relationship with a Security Party or any other Relevant Party in connection with any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from such Relevant Ship;
"Environmental Approval" means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from such Relevant Ship required under any Environmental Law;
"Environmental Claim" means any and all enforcement, clean-up, removal or other governmental or regulatory actions or orders instituted or completed pursuant to any Environmental Law or any Environmental Approval together with claims made by any third party relating to damage, contribution, loss or injury, resulting from any actual or threatened emission, spill, release or discharge of a Pollutant from any Relevant Ship;
"Environmental Laws" means all national, international and state laws, rules, regulations, treaties and conventions applicable to any Relevant Ship pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of Pollutants and actual or threatened emissions, spills, releases or discharges of Pollutants;
"Existing Financial Indebtedness" means, at any relevant time, the aggregate outstanding principal amount owing by the Borrower to Piraeus Bank S.A. under the Existing Loan Agreement at that time;
"Existing Loan Agreement" means the loan agreement dated 30 March 2011 and made between the Borrower as borrower and Piraeus Bank S.A. as lender, in respect of an overdraft facility of up to Ten million Dollars ($10,000,000), as amended, supplemented and/or restated from time to time;
"Event of Default" means any of the events or circumstances described in clause 10.1;
"Flag State" means:
(a)	in relation to each Ship (other than Aegean Champion, Aegean Tanking and Sara), the Hellenic Republic;
(b)	in relation to Aegean Champion and Aegean Tanking, the Republic of Liberia; or
(c)	in relation to Sara, the Republic of Malta,
or, in each case, such other state or territory designated in writing by the Bank, at the request of an Owner, as being the "Flag State" of such Owner's Ship for the purposes of the relevant Ship Security Documents;

"General Assignment" means, in relation to each Ship, a first priority deed of covenant and/or a general assignment collateral to the Mortgage relevant to such Ship executed or (as the context may require) to be executed by the relevant Owner in favour of the Bank in such form as the Bank may require in its sole discretion and "General Assignments" means any or all of them;
"Government Entity" means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;
"Group" means, together, the AMPNI Guarantor and its Subsidiaries from time to time (which, for the avoidance of doubt, shall include the Owners and the Borrower) and "member of the Group" shall be construed accordingly;
"Indebtedness" means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;
"Insurances" means, in relation to a Ship, all policies and contracts of insurance (which expression includes all entries of such Ship in a protection and indemnity or war risks association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the Owner of such Ship (whether in the sole name of such Owner, or in the joint names of such Owner and the Bank or otherwise) in respect of such Ship and her Earnings or otherwise howsoever in connection with such Ship and all benefits thereof (including claims of whatsoever nature and return of premiums);
"Interest Payment Date" means the last day of an Interest Period;
"Interest Period" means each period for the calculation of interest in respect of the Loan ascertained in accordance with clauses 3.2 and 3.3;
"ISPS Code" means the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organization now set out in Chapter XI-2 of the International Convention for the Safety of Life at Sea 1974 (as amended) as adopted by a Diplomatic conference of the International Maritime Organisation on Maritime Security in December 2002 and includes any amendments or extensions thereto and any regulation issued pursuant thereto;
"ISSC" means, in relation to a Ship, an International Ship Security Certificate issued in respect of such Ship pursuant to the ISPS Code;
"LIBOR" means, in relation to any amount and for any period, the offered rate (if any) for deposits of Dollars for such amount and for such period which is:
(a)	the London interbank offered rate administered by ICE Benchmark Administration Limited ("ICE") (or any other person which takes over the administration of that rate) for Dollars for a period equal to, or as near as possible equal to, the relevant period which appears on the screen of REUTERS PAGE LIBOR 01 at or about 11:45 a.m. (London time) on the Quotation Date for such period (and, for the purposes of this Agreement, "REUTERS PAGE LIBOR 01" means the display designated as the "REUTERS LIBOR 01" on the Thomson Reuters Money News Service or such other page as may replace REUTERS PAGE LIBOR 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be designated by ICE as the information vendor for the purpose of displaying ICE Interest Settlement Rates for Dollars); or
(b)	if no rate is quoted on REUTERS PAGE LIBOR 01 or on such other service designated as aforesaid, the rate per annum determined by the Bank to be the rate per annum which leading banks in the London interbank market offer for deposits in Dollars in the London interbank market at or about 11:45 a.m. (London time) on the Quotation Date for such period, for a period equal to that period and for delivery on the first Banking Day of it, and if any of the above rates is below zero (0), LIBOR will be deemed to be zero (0);
"Loan" means the aggregate principal amount owing to the Bank under this Agreement at any relevant time;
"Management Agreement" means, in respect of each Ship, the management agreement made or (as the case may be) to be made between the relevant Owner as owner and the relevant Manager as manager as amended and/or supplemented and/or novated from time to time, providing (inter alia) for the relevant Manager to manage such Ship;
"Manager" means:
(a)	in respect of m.v.s Aegean Champion, Aegean Tanking and Sara, Aegean Bunkering Services Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960; and
(b)	in respect of m.v.s Aegean Ace, Aegean III and Aegean VIII, Aegean Management Services M.C. of Akti Kondili 10, 185 45 Piraeus, Greece,
or, in each case, any other person appointed by the Owner of any such Ship with the prior written consent of the Bank, as the manager of such Ship and includes its successors in title, and "Managers" means both of them;
"Manager's Undertakings" means, collectively, each of the first priority manager's undertakings executed or (as the context may require) to be executed by each Manager in respect of each of the Ships in favour of the Bank, each in such form as the Bank may require in its absolute discretion and, singly, each a "Manager's Undertaking";
"Margin" means four point five zero per cent (4.50%) per annum;
"month" means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (a) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (b) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and "months" and "monthly" shall be construed accordingly;
"Mortgage" means:
(a)	in relation to Aegean Ace, Aegean III and Aegean VIII, the first preferred Greek mortgage over that Ship;
(b)	in relation to Aegean Champion and Aegean Tanking, the first preferred Liberian mortgage over that Ship; or
(c)	in relation to Sara, the first priority Maltese ship mortgage over that Ship, each executed or (as the context may require) to be executed by the relevant Owner in favour of the Bank in such form as the Bank may require in its absolute discretion, and "Mortgages" means any or all of them;

"Mortgaged Ship" means, at any relevant time, any Ship which is at such time subject to a Mortgage and/or the Earnings, Insurances and Requisition Compensation of which are subject to an Encumbrance pursuant to the relevant Ship Security Documents and a Ship shall for the purposes of this Agreement be deemed to be a Mortgaged Ship as from the date that the Mortgage of that Ship shall have been executed and registered in accordance with this Agreement until whichever shall be the earlier of (i) the payment in full of the amount required by the Bank to be paid pursuant to clause 4.3 following the sale or Total Loss of such Ship and (ii) the date on which all moneys owing under the Security Documents have been repaid in full;
"Operating Account" means, in relation to each Owner and its Ship, each account of that Owner in euros, dollars or any other currency opened or (as the context may require) to be opened with the Bank and includes any sub-accounts thereof and any other account designated in writing by the Bank to be an Operating Account for that Owner and its Ship and "Operating Accounts" means any or all of them;
"Operating Account Pledge" means, in relation to each Operating Account, a first priority account pledge over (inter alia) that Operating Account, executed or (as the context may require) to be executed by the relevant Owner and the Bank, in such form as the Bank may require in its sole discretion and "Operating Account Pledges" means any or all of them;
"Operator" means any person who is from time to time during the Security Period concerned in the operation of a Ship and falls within the definition of "Company" set out in rule 1.1.2 of the Code;
"Owner" means:
(a)	in relation to Aegean Ace, the Aegean Ace Owner;
(b)	in relation to Aegean Champion, the Aegean Champion Owner;
(c)	in relation to Aegean III, the Aegean III Owner;
(d)	in relation to Aegean VIII, the Aegean VIII Owner;
(e)	in relation to Sara, the Sara Owner; or
(f)	in relation to Aegean Tanking, the Aegean Tanking Owner,
and "Owners" means any or all of them;
"Owner's Guarantee" means, in relation to each Owner, the guarantee executed or (as the context may require) to be executed by that Owner in favour of the Bank in such form as the Bank may require in its absolute discretion and "Owner's Guarantees" means all of them;
"Permitted Encumbrance" means any Encumbrance in favour of the Bank created pursuant to the Security Documents and Permitted Liens;
"Permitted Liens" means, in relation to a Ship, any lien on such Ship for master's, officer's or crew's wages outstanding in the ordinary course of trading, any lien for salvage, and any ship repairer's or outfitter's possessory lien for a sum not (except with the prior written consent of the Bank) exceeding the Casualty Amount (as defined in the Ship Security Documents for such Ship) for such Ship;
"Pollutant" means and includes pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1980;

"Quotation Date" means, in relation to any period for which LIBOR is to be determined under this Agreement, the day falling two (2) Banking Day before the first day of such period, unless market practice differs in the London Interbank Market, in which case the Quotation Date will be determined by the Bank in accordance with market practice in the London Interbank Market;
"Registry" means, in relation to a Ship, such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register such Ship, the relevant Owner's title to such Ship and the relevant Mortgage under the laws and flag of the relevant Flag State;
"Related Company" of a person means any Subsidiary of such person, any company or other entity of which such person is a Subsidiary and any Subsidiary of any such company or entity;
"Relevant Jurisdiction" means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;
"Relevant Party" means the Borrower, each of the Owners, any other Security Party and each member of the Group from time to time;
"Relevant Ship" means the Ships and any other vessel from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Relevant Party;
"Repayment Date" means each of the dates falling at three (3) monthly intervals after the Drawdown Date up to and including the date falling thirty six (36) months after the Drawdown Date and "Repayment Dates" means any or all of them;
"Requisition Compensation" means, in relation to a Ship, all sums of money or other compensation from time to time payable during the Security Period by reason of the Compulsory Acquisition of such Ship;
"Sara" means the motor vessel Sara, a 1990-built, 7388.88 dwt motor oil tanker registered under the name and in the ownership of the Sara Owner under the laws and flag of the relevant Flag State with Official Number 8814861;
"Sara Owner" means Aegean Bunkers at Sea NV of 2960 Brecht, Nijverheidstraat 7, Belgium and includes its successors in title;
"Security Documents" means this Agreement, the Corporate Guarantees, the Mortgages, the General Assignments, the Operating Account Pledges, any Charter Assignment, the Manager's Undertakings and any other documents as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or secure all or any part of any moneys from time to time owing by the Borrower to the Bank pursuant to this Agreement, interest thereon and other moneys from time to time owing by the Borrower or any other Security Party pursuant to this Agreement and/or any other Security Document (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);
"Security Party" means the Borrower, each Owner, the Managers, the AMPNI Guarantor, each Corporate Guarantor or any other person who may at any time be a party to any of the Security Documents (other than the Bank);
"Security Period" means the period commencing on the date of this Agreement and terminating upon discharge of the security created by the Security Documents by payment of all moneys payable thereunder;

"Security Requirement" means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower) which is, at any relevant time, One hundred and twenty five per cent (125%) of the Loan at such time;
"Security Value" means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower and the Bank) which is, at any relevant time, the aggregate of:
(a)	the market value of the Mortgaged Ships as most recently determined in accordance with clause 8.2.2; and
(b)	the market value of any additional security for the time being actually provided to the Bank pursuant to clause 8.2;
"Seller" means Velopoula Special Maritime Enterprise, a company organised and existing under the laws of the Hellenic Republic and having its registered office at 62 Iroon Polytechneiou Avenue, 185 35 Piraeus, and includes its successors in title;
"Ship" means:
(a)	in relation to the Aegean Ace Owner, Aegean Ace;
(b)	in relation to the Aegean Champion Owner, Aegean Champion;
(c)	in relation to the Aegean III Owner, Aegean III;
(d)	in relation to the Aegean VIII Owner, Aegean VIII;
(e)	in relation to the Sara Owner, Sara; or
(f)	in relation to the Aegean Tanking Owner, Aegean Tanking,
and "Ships" means any or all of them;
"Ship Security Documents" means, in relation to each Ship, the Mortgage, the General Assignment, any Charter Assignment and the Manager's Undertaking in respect of such Ship;
"SMC" means, in relation to a Ship, a safety management certificate issued in respect of such Ship in accordance with rule 13 of the Code;
"Subsidiary" of a person means any company or entity directly or indirectly controlled by such person, and for this purpose "control" means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;
"Taxes" includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and "Taxation" shall be construed accordingly;
"Termination Date" means 15 April 2016 or such other later date as the Bank may in its sole discretion agree;
"Total Loss" in relation to a Ship means:
(a)	the actual, constructive, compromised or arranged total loss of such Ship; or

(b)	the Compulsory Acquisition of such Ship; or
(c)	the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of such Ship (other than where the same amounts to the Compulsory Acquisition of such Ship) by any person (including a Government Entity or persons acting or purporting to act on behalf of any Government Entity), unless such Ship be released and restored to the relevant Owner from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within thirty (30) days after the occurrence thereof; and
"Transferee" has the meaning given to it in clause 14.4.
1.3	Headings
Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.
1.4	Construction of certain terms
In this Agreement, unless the context otherwise requires:
1.4.1	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules;
1.4.2	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties;
1.4.3	references to a "regulation" include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority and, for the avoidance of doubt, shall include any Basel II Regulation and any Basel III Regulation;
1.4.4	words importing the plural shall include the singular and vice versa;
1.4.5	references to a time of day are to London time;
1.4.6	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;
1.4.7	references to a "guarantee" include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and "guaranteed" shall be construed accordingly; and
1.4.8	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.

2	The Commitment and the Loan
2.1	Agreement to lend
Upon and subject to the terms of this Agreement, the Bank, relying upon each of the representations and warranties in clause 7, agrees to make available to the Borrower, the principal sum of up to Thirteen million Dollars ($13,000,000) in a single drawdown, upon and subject to the terms of this Agreement.
2.2	Drawdown
Subject to the terms and conditions of this Agreement, the Loan shall be made available to the Borrower following receipt by the Bank from the Borrower of a Drawdown Notice not later than 10:00 a.m. on the third Banking Day before the date on which the Borrower proposes the Loan is made, which shall be a Banking Day falling not later than the Termination Date.  A Drawdown Notice shall be effective on actual receipt by the Bank and once given shall, subject as provided in clause 3.6.1, be irrevocable.
2.3	Amount
The aggregate amount of the Loan shall not exceed the lower of (a) $13,000,000 and (b) the amount in Dollars which is equal to 55% of the aggregate market value of the Ships as shown in the valuations provided to the Bank under clause 9.1 and Schedule 2.
2.4	Availability
Upon receipt of a Drawdown Notice complying with the terms of this Agreement, the Bank shall make the Loan available to the Borrower on the Drawdown Date in accordance with clause 6.2.
2.5	Termination of Commitment
Any part of the Commitment which remains undrawn and uncancelled by the earlier of (a) the Drawdown Date and (b) the Termination Date shall thereupon be automatically cancelled.
2.6	Application of proceeds
Without prejudice to the Borrower's obligations under clause 8.1.3, the Bank shall not have any responsibility for the application of the proceeds of the Loan or any part thereof by the Borrower. The Borrower acknowledges that payment of the Loan or part thereof to the Seller and/or the Aegean Tanking Owner and/or the Lender of the Existing Financial Indebtedness shall satisfy the obligations of the Bank to lend the Loan (or the relevant part thereof) to the Borrower.
3	Interest
3.1	Normal interest rate
The Borrower shall pay interest on the Loan in respect of each Interest Period relating thereto on each Interest Payment Date (or, in the case of Interest Periods of more than three (3) months, by instalments, the first such instalment payable three (3) months from the commencement of the Interest Period and the subsequent instalments payable at intervals of three (3) months or, if shorter, the period from the date of the preceding instalment until the Interest Payment Date relative to such period) at the rate per annum determined by the Bank to be the aggregate of (a) the Margin and (b) LIBOR for such Interest Period.

3.2	Selection of Interest Periods
The Borrower may by notice received by the Bank not later than 10:00 a.m. on the second Banking Day before the beginning of each Interest Period specify whether such Interest Period shall have a duration of one (1), three (3) months or six (6) months or such other period (shorter than twelve (12) months) which the Bank determines (in its absolute discretion) is available in the London Interbank Market as the Borrower may select and the Bank may agree.
3.3	Determination of Interest Periods
Every Interest Period shall be of the duration specified by the Borrower pursuant to clause 3.2 but so that:
3.3.1	the initial Interest Period in respect of the Loan shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the last day of the previous Interest Period;
3.3.2	if any Interest Period would otherwise overrun a Repayment Date, in the case of the last Repayment Date, such Interest Period shall end on such Repayment Date, and, in the case of any other Repayment Date or Repayment Dates, the Loan shall be divided into parts so that there is one part in the amount of the repayment instalment due on each Repayment Date falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part in the amount of the balance of the Loan having an Interest Period ascertained in accordance with clause 3.2 and the other provisions of this clause 3.3; and
3.3.3	if the Borrower fails to specify the duration of an Interest Period in accordance with the provisions of clause 3.2 and this clause 3.3 such Interest Period shall have a duration of three (3) months or such other period as shall comply with this clause 3.3.
3.4	Default interest
If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.4) on its due date for payment under any of the Security Documents, the Borrower shall pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Bank pursuant to this clause 3.4.  The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than six (6) months as selected by the Bank, each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period.  The rate of interest applicable to each such period shall be the aggregate (as determined by the Bank) of (a) two per cent (2%) per annum, (b) the Margin and (c) LIBOR for such period.  Default interest shall be due and payable on the last day of each such period as determined by the Bank pursuant to this clause 3.4 or, if earlier, on the date on which the sum in respect of which such default interest is accruing shall actually be paid.  If, for the reasons specified in clause 3.6.1, the Bank is unable to determine a rate in accordance with the foregoing provisions of this clause 3.4, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Bank to be two per cent (2%) per annum above the aggregate of the Margin and the cost of funds to the Bank. Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each period applicable to that overdue amount under this clause 3.4 but will remain immediately due and payable.
3.5	Notification of interest rate
The Bank shall notify the Borrower promptly of each rate of interest (or, as the case may be default interest) determined by it under this clause 3.

3.6	Market disruption; non-availability
3.6.1	If and whenever, at any time prior to the commencement of any Interest Period, the Bank shall have determined (which determination shall, in the absence of manifest error, be conclusive):
(a)	that adequate and fair means do not exist for ascertaining LIBOR during such Interest Period; or
(b)	that by reason of circumstances affecting the London Interbank Market generally it is impracticable for the Bank to draw down, fund or continue to fund the Commitment, the Loan or any part thereof; or
(c)	that deposits in Dollars are not available to the Bank in the London Interbank Market in the ordinary course of business in sufficient amounts to fund the Loan for such Interest Period or that LIBOR does not accurately reflect the cost to the Bank of obtaining such deposits, the Bank shall forthwith give notice (a "Determination Notice") thereof to the Borrower. A Determination Notice shall contain a general description of the relevant circumstances giving rise to its issue. After the giving of any Determination Notice the undrawn amount of the Commitment shall not be borrowed until notice to the contrary is given to the Borrower by the Bank.
3.6.2	During the period of ten (10) days after any Determination Notice has been given by the Bank under clause 3.6.1, the Bank shall certify an alternative basis (the "Substitute Basis") for maintaining the Loan. The Substitute Basis may include (without limitation) alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds to the Bank equivalent to the Margin. Each Substitute Basis so certified shall be binding upon the Borrower and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Bank notifies the Borrower that none of the circumstances specified in clause 3.6.1 continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall apply.
4	Repayment and prepayment
4.1	Repayment
The Borrower shall repay the Loan by twelve (12) repayment instalments, one such instalment to be repaid on each of the Repayment Dates. Subject to provisions of this Agreement, the amount of each of the first to eleventh instalments (inclusive) shall be Five hundred thousand Dollars ($500,000) and the amount of the twelfth and final instalment shall be Seven million five hundred thousand Dollars ($7,500,000) (comprising a repayment instalment of Five hundred thousand Dollars ($500,000) and a balloon payment of Seven million Dollars ($7,000,000)). If the Commitment is not drawn down in full, the amount of each repayment instalment (including the balloon payment) shall be reduced in incoming chronological order.
4.2	Voluntary prepayment
The Borrower may prepay the Loan in whole or part (being Five hundred thousand Dollars ($500,000) or any larger sum which is an integral multiple of Five hundred thousand Dollars ($500,000)) on any Interest Payment Date relating to the part of the Loan to be repaid without premium or penalty.

4.3	Prepayment on Total Loss or sale
4.3.1	Before drawdown
On a Ship becoming a Total Loss (or suffering damage or being involved in an incident which, in the opinion of the Bank, may result in such Ship subsequently being determined to be a Total Loss), before the Loan is drawn down, the obligation of the Bank to advance the Loan (or any part thereof) shall immediately cease and the Commitment shall be reduced to zero.
4.3.2	After drawdown
On the Disposal Reduction Date for a Mortgaged Ship (and in the case of sale of a Mortgaged Ship, on or immediately prior to the completion of such sale), the Borrower shall prepay such part of the Loan as is equal to the Relevant Amount.
4.3.3	Defined terms
For the purposes of this clause 4.3:
(a)	"Applicable Fraction" means, in relation to a Mortgaged Ship, a fraction having as its numerator an amount equal to the market value of such Mortgaged Ship (as most recently determined in accordance with clause 8.2.2) and as its denominator an amount equal to the market values of all Mortgaged Ships (as most recently determined in accordance with clause 8.2.2), in each case as at the Disposal Reduction Date of such Mortgaged Ship;
(b)	"Disposal Reduction Date" means:
(i)	in relation to a Mortgaged Ship which has become a Total Loss, its Total Loss Reduction Date; or
(ii)	in relation to a Mortgaged Ship which is sold in accordance with the provisions of the relevant Ship Security Documents, the date of completion of such sale (and immediately prior to such completion) by the transfer of title to such Mortgaged Ship to the purchaser in exchange for payment of the relevant purchase price;
(c)	"Total Loss Reduction Date" means, in relation to a Mortgaged Ship which has become a Total Loss, the earlier of:
(i)	the date falling one hundred and twenty (120) days after that on which such Mortgaged Ship became a Total Loss; and
(ii)	the date upon which the insurance proceeds are, or Requisition Compensation (as defined in the relevant Ship Security Documents) is, received by the relevant Owner (or the Bank pursuant to the relevant Ship Security Documents); and
(d)	"Relevant Amount" means, in relation to a Mortgaged Ship which has become a Total Loss or is sold, the amount in Dollars which is equal to the aggregate of (i) the Applicable Fraction of the Loan outstanding as of the Disposal Reduction Date for such relevant Mortgaged Ship and (ii) such amount in Dollars, if required, as shall ensure that immediately following the relevant prepayment resulting from such Total Loss or sale of that Mortgaged Ship under this clause 4.3, the Security Value shall be no less than the Security Requirement.

4.3.4	For the purpose of this Agreement, a Total Loss in respect of a Ship shall be deemed to have occurred:
(a)	in the case of an actual total loss of a Ship, on the actual date and at the time such Ship was lost or, if such date is not known, on the date on which such Ship was last reported;
(b)	in the case of a constructive total loss of a Ship, upon the date and at the time notice of abandonment of such Ship is given to the insurers of such Ship for the time being;
(c)	in the case of a compromised or arranged total loss of a Ship, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of such Ship;
(d)	in the case of Compulsory Acquisition of a Ship, on the date upon which the relevant requisition of title or other compulsory acquisition of such Ship occurs; and
(e)	in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Ship (other than where the same amounts to Compulsory Acquisition of such Ship) by any person (including a Government Entity or persons purporting to act on behalf of any Government Entity), which deprives the relevant Owner of the use of such Ship for more than thirty (30) days, upon the expiry of the period of thirty (30) days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation occurred.
4.4	Amounts payable on prepayment
Any prepayment of all or part of the Loan under this Agreement shall be made together with (a) accrued interest on the amount to be prepaid to the date of such prepayment, (b) any additional amount payable under clauses 6.6 or 12.2 and (c) all other sums payable by the Borrower to the Bank under this Agreement or any of the other Security Documents including, without limitation, any amounts payable under clause 11.
4.5	Notice of prepayment; reduction of repayment instalments
4.5.1	No prepayment may be effected under clause 4.2 unless the Borrower shall have given the Bank at least fifteen (15) days' notice in writing of its intention to make such prepayment.
4.5.2	Every notice of prepayment shall be effective only on actual receipt by the Bank, shall be irrevocable, shall specify the amount to be prepaid and shall oblige the Borrower to make such prepayment on the date specified.
4.5.3	Any amount prepaid pursuant to clause 4.2 shall be applied in reduction of the repayment instalments under clause 4.1 (including the balloon payment) in inverse chronological order of maturity.
4.5.4	Any amount prepaid pursuant to clauses 4.3, or 8.2.1(a) shall be applied in reduction of the repayment instalments under clause 4.1 (including the balloon payment) proportionately.
4.5.5	The Borrower may not prepay the Loan or any part thereof save as expressly provided in this Agreement.
4.5.6	No amount prepaid under this Agreement may be re-borrowed.

5	Fees and expenses
5.1	Fees
The Borrower shall pay to the Bank on the earlier of (a) the Drawdown Date and (b) the Termination Date, an arrangement fee in the amount of $60,000. The fee referred to in this clause 5.1 shall be payable by the Borrower to the Bank whether or not any part of the Commitment is ever advanced and shall be, in each case, non-refundable.
5.2	Expenses
The Borrower shall pay to the Bank on a full indemnity basis on demand:
5.2.1	all expenses (including legal, printing and out‑of‑pocket expenses) incurred by the Bank in connection with the negotiation, preparation, execution and, where relevant, registration of the Security Documents and of any amendment or extension of or the granting of any waiver or consent under, any of the Security Documents; and
5.2.2	all expenses (including legal, printing and out‑of‑pocket expenses) incurred by the Bank in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, any of the Security Documents, or otherwise in respect of the moneys owing under any of the Security Documents, together with interest at the rate referred to in clause 3.4 from the date on which such expenses were incurred to the date of payment (as well after as before judgment).
5.3	Value added tax
All fees and expenses payable pursuant to this clause 5 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon.  Any value added tax chargeable in respect of any services supplied by the Bank under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.
5.4	Stamp and other duties
The Borrower shall pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Bank) imposed on or in connection with any of the Security Documents, the Loan or any part thereof and shall indemnify the Bank against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.
6	Payments and taxes; accounts and calculations
6.1	No set-off or counterclaim
The Borrower acknowledges that in performing its obligations under this Agreement, the Bank will be incurring liabilities to third parties in relation to the funding of amounts to the Borrower, such liabilities matching the liabilities of the Borrower to the Bank and that it is reasonable for the Bank to be entitled to receive payments from the Borrower gross on the due date in order that the Bank is put in a position to perform its matching obligations to the relevant third parties.  All payments to be made by the Borrower under any of the Security Documents shall be made in full, without any set‑off or counterclaim whatsoever and, subject as provided in clause 6.6, free and clear of any deductions or withholdings, in Dollars on the due date to such account at such Bank and in such place as the Bank may from time to time specify for this purpose.

6.2	Payment by the Bank
All sums to be advanced by the Bank to the Borrower under this Agreement shall be remitted in Dollars on the Drawdown Date and shall be paid by the Bank to the account specified in the Drawdown Notice.
6.3	Non-Banking Days
When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless the Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.
6.4	Calculations
All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) day year.
6.5	Certificates conclusive
Any certificate or determination of the Bank as to any rate of interest or any other amount pursuant to and for the purposes of any of the Security Documents shall, in the absence of manifest error, be conclusive and binding on the Borrower.
6.6	Grossing-up for Taxes
6.6.1	If at any time the Borrower is required to make any deduction or withholding in respect of Taxes from any payment due under any of the Security Documents for the account of the Bank, the sum due from the Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Bank receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrower shall indemnify the Bank against any losses or costs incurred by it by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower shall promptly deliver to the Bank any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.
6.7	Loan account
The Bank shall maintain, in accordance with its usual practice, an account evidencing the amounts from time to time lent by, owing and paid to it under the Security Documents.  Such account shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Borrower under the Security Documents.
7	Representations and warranties
7.1	Continuing representations and warranties
The Borrower represents and warrants to the Bank that:
7.1.1	Due incorporation
each of the Borrower, the Owners, the Corporate Guarantor, the Managers and each of the other Security Parties are duly incorporated and validly existing in good standing under the laws of their respective countries of incorporation as a corporation or as a company with limited liability, and have power to carry on their respective businesses as they are now being conducted and to own their respective property and other assets;

7.1.2	Corporate power
the Borrower has power to execute, deliver and perform its obligations under the relevant Security Documents to which it is or is to be a party and to borrow the Commitment and each of the other Security Parties has power to execute and deliver and perform its obligations under the Security Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Borrower to borrow will be exceeded as a result of borrowing the Loan;
7.1.3	Binding obligations
the Security Documents constitute or will, when executed, constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms;
7.1.4	No conflict with other obligations
the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Borrower or any other Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrower or any other Security Party is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the constitutional documents of the Borrower or any other Security Party or (iv) result in the creation or imposition of or oblige the Borrower or any of its Related Companies or any other Security Party or any of its Related Companies to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of the Borrower or any of its Related Companies or any other Security Party;
7.1.5	No litigation
no litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of the officers of the Borrower, threatened against the Borrower or any other Relevant Party which could have a material adverse effect on the business, assets or financial condition of the Borrower or any other Security Party or any other member of the Group or the Group as a whole;
7.1.6	No filings required
save for the registration of each Mortgage under the laws of the relevant Flag State through the relevant Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to any of the Security Documents and each of the Security Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction;
7.1.7	Choice of law
the choice of (a) English law to govern the Security Documents (other than the Mortgages and the Operating Account Pledges), (b) the laws of the relevant Flag State to govern each Mortgage and (c) the laws of Greece to govern the Operating Account Pledges, and the submissions by the Security Parties to the non‑exclusive jurisdiction of the English courts or, in the case of the Operating Account Pledges, the courts of Piraeus, are valid and binding;

7.1.8	No immunity
neither the Borrower nor any other Security Party nor any of their respective assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);
7.1.9	Consents obtained
every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of each of the Security Documents to which it is a party or the performance by each Security Party of its obligations under the Security Documents to which it is a party, has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;
7.1.10	Shareholdings
each of the Borrower, Aegean Management and the Owners are wholly-owned direct or indirect Subsidiaries of the AMPNI Guarantor;
7.1.11	Financial statements correct and complete
the unaudited consolidated financial statements of the Group in respect of the financial quarter ended on 30 September 2015 as delivered to the Bank have been prepared in accordance with the Applicable Accounting Principles and present fairly and accurately the consolidated financial position of the Group as at such date and the consolidated results of the operations of the Group for the financial year ended on such date and, as at such date neither the AMPNI Guarantor nor any member of the Group had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements; and
7.1.12	No material adverse change
there has been no material adverse change in the financial position or the operations of the Borrower or the Corporate Guarantors or any other member of the Group or the Group as a whole, from that described by the Borrower or any other Security Party to the Bank in the negotiation of this Agreement.
7.2	Initial representations and warranties
The Borrower further represents and warrants to the Bank that:
7.2.1	Pari passu
the obligations of the Borrower under this Agreement are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrower with the exception of any obligations which are mandatorily preferred by law and not by contract;
7.2.2	No default under other Indebtedness
neither the Borrower nor any other Security Party nor any other member of the Group is (nor would with the giving of notice or lapse of time or the satisfaction of any other condition or combination thereof be) in breach of or in default under any agreement relating to Indebtedness to which it is a party or by which it may be bound;

7.2.3	Information
the information, exhibits and reports furnished by any Security Party to the Bank in connection with the negotiation and preparation of the Security Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading;
7.2.4	No withholding Taxes
no Taxes are imposed by withholding or otherwise on any payment to be made by any Security Party under the Security Documents or are imposed on or by virtue of the execution or delivery by the Security Parties of the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;
7.2.5	No Default
no Default has occurred and is continuing;
7.2.6	The Ships
each Ship will, on the Drawdown Date, be:
(a)	in the absolute ownership of the relevant Owner who will, on and after such date, be the sole, legal and beneficial owner of such Ship;
(b)	permanently registered through the relevant Registry as a ship under the laws and flag of the relevant Flag State;
(c)	operationally seaworthy and in every way fit for service; and
(d)	classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society;
7.2.7	Ships' employment
no Ship is nor will, on or before the Drawdown Date, be subject to any charter or contract or to any agreement to enter into any charter or contract which, if entered into after the date of the relevant Ship Security Documents, would have required the consent of the Bank and, on or before the date when the Mortgage over such Ship is registered, there will not be any agreement or arrangement whereby the Earnings of such Ship may be shared with any other person;
7.2.8	Freedom from Encumbrances
none of the Ships, nor its Earnings, Insurances, Requisition Compensation nor the Operating Accounts nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be, on the Drawdown Date, subject to any Encumbrance (other than Permitted Encumbrances);
7.2.9	Compliance with Environmental Laws and Approvals
except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Bank:

(a)	the Borrower and the other Relevant Parties and, to the best of the Borrower's knowledge and belief (having made due enquiry), their respective Environmental Affiliates have complied with the provisions of all Environmental Laws;
(b)	the Borrower and the other Relevant Parties and, to the best of the Borrower's knowledge and belief (having made due enquiry), their respective Environmental Affiliates have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals; and
(c)	neither the Borrower nor any other Relevant Party nor, to the best of the Borrower's knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates have received notice of any Environmental Claim that the Borrower or any other Relevant Party or any such Environmental Affiliate is not in compliance with any Environmental Law or any Environmental Approval;
7.2.10	No Environmental Claims
except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Bank, there is no Environmental Claim pending or, to the best of the Borrower's knowledge and belief, threatened against the Borrower or any of the Ships or any other Relevant Party or any other Relevant Ship or, to the best of the Borrower's knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates;
7.2.11	No potential Environmental Claims
except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Bank, there has been no emission, spill, release or discharge of a Pollutant from any of the Ships or any other Relevant Ship owned by, managed or crewed by or chartered to any Relevant Party nor, (having made due enquiry) to the best of the Borrower's knowledge and belief, from any Relevant Ship owned by, managed or crewed by or chartered to any other Relevant Party, which could give rise to an Environmental Claim;
7.2.12	ISPS Code
on the Drawdown Date, the Owner of each Ship shall have a valid and current ISSC in respect of such Ship and each Ship shall be in compliance with the ISPS Code; and
7.2.13	Borrower's own account
in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Security Documents and the transactions and other arrangements effected or contemplated by this Agreement, the Borrower is acting for its own account and the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented by any relevant regulatory authority or otherwise to combat "money laundering" (as defined in the provisions of the Directive 2005/60/EC of the European Parliament and of the Council of the European Union of 26 October 2005).
7.3	Repetition of representations and warranties
On and as of the Drawdown Date and (except in relation to the representations and warranties in clause 7.2) on each Interest Payment Date, the Borrower shall:
(a)	be deemed to repeat the representations and warranties in clauses 7.1 and 7.2 as if made with reference to the facts and circumstances existing on such day; and

(b)	be deemed to further represent and warrant to the Bank that the then latest audited financial statements delivered to the Bank under clause 8.1.5 (if any) have been prepared in accordance with the Applicable Accounting Principles and practices which have been consistently applied and present fairly and accurately the consolidated financial position of the Group as at the end of the financial period to which the same relate and the consolidated results of the operations of the Group for the financial period to which the same relate and, as at the end of such financial period, neither the AMPNI Guarantor nor any other member of the Group had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements.
8	Undertakings
8.1	General
The Borrower undertakes with the Bank that, from the date of this Agreement and so long as any moneys are owing under any of the Security Documents and while all or any part of the Commitment remains outstanding, it will:
8.1.1	Notice of Default
promptly inform the Bank of any occurrence of which it becomes aware which might materially and adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents and, without limiting the generality of the foregoing, will inform the Bank of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Bank, confirm to the Bank in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;
8.1.2	Consents and licences
without prejudice to clauses 7.1 and 9, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Security Parties under each of the Security Documents;
8.1.3	Use of proceeds
use the Loan exclusively for the purposes specified in clause 1.1;
8.1.4	Pari passu
ensure that its obligations under this Agreement shall, without prejudice to the provisions of clause 8.3, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;
8.1.5	Financial statements
prepare or cause to be prepared consolidated financial statements of the Group in accordance with the Applicable Accounting Principles consistently applied in respect of each financial year and cause the same to be reported on by its auditors and deliver to the Bank as many copies of the same as the Bank may reasonably require as soon as practicable but not later than one hundred and eighty (180) days after the end of the financial year to which they relate;

8.1.6	Delivery of reports
deliver to the Bank as many copies as the Bank may reasonably require of every report, circular, notice, notification, filing or like document issued by the Borrower to its shareholders or creditors in general;
8.1.7	Provision of further information
provide the Bank with such financial and other information concerning the Borrower, the other Security Parties, any other member of the Group, the Group and their respective commitments, financial standing, operations and affairs, as the Bank may from time to time reasonably require;
8.1.8	Obligations under Security Documents
and will procure that each of the other Security Parties will, duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents to which it is a party;
8.1.9	Compliance with Code
and will procure that any Operator will, comply with and ensure that each Ship, its Owner and any Operator at all times complies with the requirements of the Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period;
8.1.10	Withdrawal of DOC and SMC
and will procure that any Operator will, immediately inform the Bank if there is any threatened or actual withdrawal of its Operator's DOC or the SMC in respect of any Ship;
8.1.11	Issuance of DOC and SMC
and will procure that any Operator will, promptly inform the Bank upon the issuance to any Operator of a DOC and to each Ship of an SMC or the receipt by the relevant Owner or any Operator of notification that its application for the same has been refused;
8.1.12	Manager
appoint any manager of any of the Ships other than the relevant Manager or terminate or amend in any material way the terms of any Management Agreement;
8.1.13	Employment
without prejudice to the rights of the Bank under the provisions of the other Security Documents, inform the Bank promptly of any proposed Charter in relation to any Ship and:
(a)	deliver a certified copy of each such Charter to the Bank forthwith after its execution;
(b)	forthwith after the Bank's request:
(i)	procure the execution by the Owner of such Ship of a Charter Assignment of any such Charter in favour of the Bank (in such form as the Bank may require in its discretion) and any notice of assignment (in such form as the Bank may require in its discretion) required in connection therewith; and
(ii)	procure the service of any such notice of assignment on the relevant Charterer and procure the receipt of the acknowledgement of such notice (in such form as the Bank may require in its discretion) by the relevant Charterer;

(c)	deliver to the Bank such documents and evidence of the type referred to in Schedule 2 in relation to any such Charter and Charter Assignment or any other related matter referred to in this clause 8.1.13, as the Bank in its discretion shall require; and
(d)	pay on the Bank's demand all legal costs and other expenses and costs incurred by the Bank in connection with or in relation to any such Charter or Charter Assignment or any other related matter referred to in this clause 8.1.13;
8.1.14	ISPS Code compliance
and will procure that any Operator or the relevant Manager, as the case may be, will,
(a)	from the Drawdown Date and at all times thereafter, maintain a valid and current ISSC respect of each Ship;
(b)	immediately notify the Bank in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of any Ship; and
(c)	procure that, from the Drawdown Date and at all times thereafter, each Ship complies with the ISPS Code; and
8.1.15	Minimum liquidity
maintain, or procure that there are maintained, from the date falling six (6) months from the Drawdown Date and at all times thereafter, in accounts held in its name and/or in the names of any person acceptable to the Bank in its discretion with the Bank (which accounts shall exclude, for the purposes of this clause, the Operating Account), monthly average cash balances (calculated by reference to the daily closing balance of each day of each calendar month) in an amount in Dollars equal to at least Five hundred thousand Dollars ($500,000).
8.2	Security value maintenance
8.2.1	Security Shortfall
If at any time the Security Value shall be less than the Security Requirement, the Bank shall give notice to the Borrower requiring that such deficiency be remedied and then the Borrower shall either:
(a)	prepay, within a period of thirty (30) days of the date of receipt by the Borrower of the Bank's said notice, such sum in Dollars as will result in the Security Requirement after such prepayment (taking into account any other prepayment of the Loan (or part thereof) made between the date of the notice and the date of such prepayment) being equal to the Security Value; or
(b)	within thirty (30) days of the date of receipt by the Borrower of the Bank's said notice, constitute to the satisfaction of the Bank such further security for the Loan as shall be acceptable to the Bank, having a value for security purposes (as determined by the Bank in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Security Requirement as at such date.
The provisions of clauses 4.4 and any relevant provisions of 4.5 shall apply to prepayments made under this clause 8.2.1(a).

8.2.2	Valuation of Ships
Each of the Mortgaged Ships shall, for the purposes of this Agreement, be valued in Dollars as and when the Bank shall require (and in any event at least once per calendar year), by an independent firm of shipbrokers appointed by the Bank in its sole discretion. Each such valuation shall be addressed to the Bank and made without, unless required by the Bank, physical inspection and on the basis of a sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing buyer and a willing seller without taking into account the benefit of any charterparty or other engagement concerning the Mortgaged Ship. Such valuation shall constitute the value of such Mortgaged Ship for the purposes of this clause 8.2.
The value of each Mortgaged Ship determined in accordance with the provisions of this clause 8.2 shall be binding upon the parties hereto until such time as any such further valuation shall be obtained.
8.2.3	Information
The Borrower undertakes with the Bank to supply to the Bank and to any such firm of shipbrokers such information concerning each Mortgaged Ship and its condition as such firm of shipbrokers may require for the purpose of making any such valuation.
8.2.4	Costs
All costs in connection with the Bank obtaining any valuation of each of the Mortgaged Ships referred to in clause 8.2.2 and all costs in connection with any valuation of the Ships obtained pursuant to Schedule 2, and any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrower electing to constitute additional security pursuant to clause 8.2.1(b), shall be borne by the Borrower.
8.2.5	Valuation of additional security
For the purpose of this clause 8.2, the market value of any additional security provided or to be provided to the Bank shall be determined by the Bank in its absolute discretion without any necessity for the Bank assigning any reason thereto.
8.2.6	Documents and evidence
In connection with any additional security provided in accordance with this clause 8.2, the Bank shall be entitled to receive such evidence and documents of the kind referred to in Schedule 2 as may in the Bank's opinion be appropriate and such favourable legal opinions as the Bank shall in its absolute discretion require.
8.3	Negative undertakings
The Borrower undertakes with the Bank that, from the date of this Agreement and so long as any moneys are owing under the Security Documents and while all or any part of the Commitment remains outstanding, the Borrower will not:
8.3.1	Negative pledge
permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of its present or future undertaking, assets, rights or revenues to secure or prefer any present or future Indebtedness or other liability or obligation of any of the Security Parties or any other person;

8.3.2	No merger
merge or consolidate with any other company or person or enter into any de-merger, amalgamation, corporate reconstruction or corporate redomiciliation of any kind whatsoever;
8.3.3	Disposals
sell, transfer, abandon lend or otherwise dispose of or cease to exercise direct control over any part (being either alone or, when aggregated with all other disposals falling to be taken into account pursuant to this clause 8.3.3, material in the opinion of the Bank in relation to the undertaking, assets, rights and revenues of the Borrower taken as a whole) of its present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading) whether by one or a series of transactions, related or not;
8.3.4	Other business
undertake any business other than that conducted by it on the date of this Agreement (namely, managing vessels);
8.3.5	No borrowing
incur any Borrowed Money except for Borrowed Money pursuant to the Security Documents;
8.3.6	Repayment of borrowings
repay or prepay the principal of, or pay interest on or any other sum in connection with, any of its Borrowed Money except for (a) Borrowed Money pursuant to the Security Documents and (b) Borrowed Money existing on the date of this Agreement advised by the Borrower to the Bank in writing prior to the date of this Agreement;
8.3.7	Guarantees
issue any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except pursuant to the Security Documents (except for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which a Ship is entered, guarantees required to procure the release of a Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of a Ship);
8.3.8	Loans
make any loans or grant any credit to any person or agree to do so save for normal trade credit in the ordinary course of business, or loans or advances made to any other member of the Group on an arm's length basis and in the ordinary course of business;
8.3.9	Sureties
permit any of its Indebtedness to be guaranteed or otherwise assured against financial loss by any person (save for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which a Ship is entered, guarantees required to procure the release of a Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of a Ship);

8.3.10	Share capital and distribution
(a)	purchase or otherwise acquire for value any shares of its capital or distribute any of its present or future assets, undertakings, rights or revenues to any of its shareholders; or
(b)	declare or pay any dividends to any of its shareholders if an Event of Default has occurred and is continuing or will or, in the opinion of the Bank, is likely to occur as a result of, or following, the declaration or payment of dividends;
8.3.11	Subsidiaries
form or acquire any Subsidiaries;
8.3.12	Shareholdings
change, cause or permit any change in, the legal and/or beneficial ownership of any of the shares in the Borrower or any Owner or Aegean Management which would result in any such Security Party ceasing to be a wholly-owned direct or indirect Subsidiary of the AMPNI Guarantor; or
8.3.13	Constitutional documents
permit, cause or agree to any material amendments or variation of its constitutional documents or any change of its corporate name.
9	Conditions
9.1	Documents and evidence
9.1.1	The obligation of the Bank to make the Commitment available shall be subject to the condition that the Bank or its duly authorised representative shall have received, not later than two (2) Banking Days before the date of this Agreement, the documents and evidence specified in Part 1 of Schedule 2 in form and substance satisfactory to the Bank.
9.1.2	The obligation of the Bank to advance the Loan shall be subject to the condition that the Bank or its duly authorised representative shall have received, on or prior to the drawdown of the Loan, the documents and evidence specified in Part 2 of Schedule 2, in form and substance satisfactory to the Bank.
9.2	General conditions precedent
The obligation of the Bank to make the Loan available shall be subject to the further conditions that, at the time of the giving of the Drawdown Notice, and at the time of the making of the Loan:
9.2.1	the representations and warranties contained in (i) clauses 7.1, 7.2 and 7.3(b) and (ii) clause 4 of each Corporate Guarantee, are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time; and
9.2.2	no Default shall have occurred and be continuing or would result from the making of the Loan.
9.3	Waiver of conditions precedent
The conditions specified in this clause 9 are inserted solely for the benefit of the Bank and may be waived by the Bank in whole or in part and with or without conditions.

9.4	Further conditions precedent
Not later than five (5) Banking Days prior to the Drawdown Date and not later than five (5) Banking Days prior to each Interest Payment Date, the Bank may request and the Borrower shall, not later than two (2) Banking Days prior to such date, deliver to the Bank on such request further favourable certificates and/or favourable opinions as to any or all of the matters which are the subject of clauses 7, 8, 9 and 10.
10	Events of Default
10.1	Events
There shall be an Event of Default if:
10.1.1	Non-payment: any Security Party fails to pay any sum payable by it under any of the Security Documents at the time, in the currency and in the manner stipulated in the Security Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within three (3) Banking Days of demand); or
10.1.2	Breach of Insurances and certain other obligations: the relevant Owner or the relevant Manager or, as the case may be, any other person fails to obtain and/or maintain the Insurances (in accordance with the requirements of the relevant Ship Security Documents) for any of the Mortgaged Ships or if any insurer in respect of any such Insurances cancels such Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for such Insurances or for any other failure or default on the part of any of the Owners, a Manager or any other person, or the Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under clauses 8.2 or 8.3 of this Agreement or any of the Corporate Guarantors commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under clause 5.2 or 5.3 of the Corporate Guarantee to which it is a party; or
10.1.3	Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents to which it is a party (other than those referred to in clauses 10.1.1 and 10.1.2 above) and, in respect of any such breach or omission which in the opinion of the Bank is capable of remedy, such action as the Bank may require shall not have been taken within fourteen (14) days of the Bank notifying the relevant Security Party of such default and of such required action; or
10.1.4	Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party to which it is a party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents to which it is a party, is or proves to have been incorrect or misleading in any material respect; or
10.1.5	Cross-default: any Indebtedness of any Relevant Party is not paid when due or any Indebtedness of any Relevant Party becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Relevant Party of a voluntary right of prepayment), or any creditor of any Relevant Party becomes entitled to declare any such Indebtedness due and payable or any facility or commitment available to any Relevant Party relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (howsoever described) of the person concerned unless the relevant Relevant Party shall have satisfied the Bank that such withdrawal, suspension or cancellation will not affect or prejudice in any way such Relevant Party's ability to pay its debts as they fall due and fund its commitments, or any guarantee given by any Relevant Party in respect of Indebtedness is not honoured when due and called upon; or

10.1.6	Legal process: any judgment or order made against any Relevant Party is not stayed or complied with within seven (7) days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Relevant Party and is not discharged within seven (7) days; or
10.1.7	Insolvency: any Relevant Party is unable or admits inability to pay its debts as they fall due; suspends making payments on any of its debts or announces an intention to do so; becomes insolvent; has assets the value of which is less than the value of its liabilities (taking into account contingent and prospective liabilities); or suffers the declaration of a moratorium in respect of any of its Indebtedness; or
10.1.8	Reduction or loss of capital: a meeting is convened by any Relevant Party for the purpose of passing any resolution to reduce or redeem any of its share capital or, in the case of any of the Owners or the Borrower, to purchase any of its share capital; or
10.1.9	Winding up: any corporate action, legal proceedings or other procedure or step is taken for the purpose of winding-up any Relevant Party or an order is made or resolution passed for the winding up of any Relevant Party or a notice is issued convening a meeting for the purpose of passing any such resolution; or
10.1.10	Administration: any petition is presented, notice given or other step is taken for the purpose of the appointment of an administrator of any Relevant Party or the Bank believes that any such petition or other step is imminent or an administration order is made in relation to any Relevant Party; or
10.1.11	Appointment of receivers and managers: any administrative or other receiver is appointed of any Relevant Party or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Relevant Party; or
10.1.12	Compositions: any corporate action, legal proceedings or other procedures or steps are taken, or negotiations commenced, by any Relevant Party or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its indebtedness or to proposing any kind of composition, compromise or arrangement involving such person and any of its creditors; or
10.1.13	Analogous proceedings: there occurs, in relation to any Relevant Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Bank, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.6 to 10.1.12 (inclusive) or any Relevant Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or
10.1.14	Cessation of business: any Relevant Party suspends or ceases or threatens to suspend or cease to carry on its business; or
10.1.15	Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any other Relevant Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or
10.1.16	Invalidity: any of the Security Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

10.1.17	Unlawfulness: it becomes impossible or unlawful at any time for any Security Party to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for the Bank to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or
10.1.18	Repudiation: any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or
10.1.19	Encumbrances enforceable: any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or
10.1.20	Material adverse change: there occurs, in the opinion of the Bank, a material adverse change in the financial condition or the operations of any Security Party or any other member of the Group, or the Group as a whole, by reference to their respective financial condition and operations existing on the date of this Agreement as described by any Security Party to the Bank in the negotiation of this Agreement; or
10.1.21	Arrest: any Mortgaged Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the relevant Owner and the relevant Owner shall fail to procure the release of such Mortgaged Ship within a period of seven (7) days thereafter; or
10.1.22	Registration: the registration of any Ship under the laws and flag of the relevant Flag State is cancelled or terminated without the prior written consent of the Bank; or
10.1.23	Unrest: the Flag State of any Ship becomes involved in hostilities or civil war or there is a seizure of power in such Flag State by unconstitutional means if, in any such case, such event could in the opinion of the Bank reasonably be expected to have a material adverse effect on the security constituted by any of the Security Documents; or
10.1.24	Environment: the Borrower, any of the Owners and/or any other Relevant Party and/or any of their respective Environmental Affiliates fails to comply with any Environmental Law or any Environmental Approval or any of the Ships or any other Relevant Ship is involved in any incident which gives rise or may give rise to an Environmental Claim if, in any such case, such non-compliance or incident or the consequences thereof could, in the opinion of the Bank, reasonably be expected to have a material adverse effect on the business, assets, operations, property or financial condition of the Borrower or any other member of the Group or any other Relevant Party or the Group as a whole or on the security constituted by any of the Security Documents; or
10.1.25	P&I: the Borrower or any of the Owners or Managers or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which any Ship is entered for insurance or insured against protection and indemnity risks (including all P&I risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdictions where any Ship operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or
10.1.26	Shareholdings: there is any change in the legal and/or beneficial ownership of any of the shares in any of the Owners or the Borrower or Aegean Management which results in any such Security Party ceasing to be a wholly-owned direct or indirect Subsidiary of the AMPNI Guarantor; or
10.1.27	Accounts: moneys are withdrawn from any Operating Account other than in accordance with clause 5 of the relevant Owner's Guarantee; or

10.1.28	Manager: any Ship is managed by any person, other than its Manager or in respect of matters set out in the Code, the Operator, without the prior written consent of the Bank; or
10.1.29	De-listing etc.: the shares of the AMPNI Guarantor are de-listed, or cease to trade or are suspended from trading (whether permanently or temporarily) on, the New York Stock Exchange; or
10.1.30	Licenses, etc: any license, authorisation, consent or approval at any time necessary to enable any Security Party to comply with its obligations under the Security Documents is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect or if any exchange control or other law or regulation shall exist which would make any transaction under the Security Documents or the continuation thereof, unlawful or would prevent the performance by any Security Party of any term of any of the Security Documents; or
10.1.31	Material events: any other event occurs or circumstance arises which, in the reasonable opinion of the Bank, is likely materially and adversely to affect either (i) the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents to which it is a party or (ii) the security created by any of the Security Documents.
10.2	Acceleration
The Bank shall, without prejudice to any other rights of the Bank, at any time after the happening of an Event of Default by notice to the Borrower declare that:
10.2.1	the obligation of the Bank to make the Commitment available shall be terminated, whereupon the Commitment at the time shall be reduced to zero forthwith; and/or
10.2.2	the Loan (or any part of it) and all interest accrued and all other sums payable (or any part of the same) under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable.
10.3	Demand basis
If, pursuant to clause 10.2.2, the Bank declares the Loan to be due and payable on demand, the Bank may by written notice to the Borrower (a) call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.
11	Indemnities
11.1	Miscellaneous indemnities
The Borrower shall on demand indemnify the Bank, without prejudice to any of the Bank's other rights under any of the Security Documents, against any loss (including loss of Margin) or expense which the Bank shall certify as sustained or incurred by it as a consequence of:
11.1.1	any default in payment of any sum under any of the Security Documents when due;
11.1.2	the occurrence of any other Event of Default;
11.1.3	any prepayment of the Loan (or any part thereof) being made under clauses 4.2, 4.3, 8.2.1(a) or 12.1 or any other prepayment or repayment of the Loan (or part thereof) being made otherwise than on an Interest Payment Date relating to the part of the Loan being prepaid or repaid; or

11.1.4	the Loan not being made for any reason (excluding any default by the Bank) after the Drawdown Notice has been given, including, in any such case, but not limited to any loss or expense sustained or incurred by the Bank in maintaining or funding the Commitment or any part thereof or in liquidating or re‑employing deposits from third parties acquired to effect or maintain the Commitment or any part thereof or any other amount owing to the Bank.
11.2	Currency indemnity
If any sum due from the Borrower under any of the Security Documents or any order or judgment given or made in relation thereto has to be converted from the currency (the "first currency") in which the same is payable under the relevant Security Document or under such order or judgment into another currency (the "second currency") for the purpose of (a) making or filing a claim or proof against the Borrower, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to any of the Security Documents, the Borrower shall indemnify and hold harmless the Bank from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.
Any amount due from the Borrower under this clause 11.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term "rate of exchange" includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.
11.3	Environmental indemnity
The Borrower shall indemnify the Bank on demand and hold it harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal), penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against the Bank at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of an Environmental Claim made or asserted against the Bank if such Environmental Claim would not have been, or been capable of being, made or asserted against the Bank if it had not entered into any of the Security Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Security Documents.
11.4	Central Bank or European Central Bank reserve requirements indemnity
The Borrower shall on demand promptly indemnify the Bank against any cost incurred or loss suffered by the Bank as a result of its complying with the minimum reserve requirements of the European Central Bank and/or with respect to maintaining required reserves with the relevant national central bank to the extent that such compliance relates to the Commitment or the Loan or part thereof or deposits obtained by it to fund or maintain the whole or part of the Loan and such cost or loss is not recoverable by the Bank under clause 12.2.

12	Unlawfulness and increased costs
12.1	Unlawfulness
If it is or becomes contrary to any law or regulation for the Bank to make the Loan available or maintain its Commitment or fund the Loan, the Bank shall promptly give notice to the Borrower whereupon (a) the Commitment shall be reduced to zero and (b) the Borrower shall be obliged to prepay the Loan either (i) forthwith or (ii) on a future specified date not being earlier than the latest date permitted by the relevant law or regulation together with interest accrued to the date of prepayment and all other sums payable by the Borrower under this Agreement.
12.2	Increased costs
If the result of any change in, or in the interpretation or application of, or the introduction of, any Capital Adequacy Law or of compliance by the Bank with any Capital Adequacy Law, is to:
12.2.1	subject the Bank to Taxes or change the basis of Taxation of the Bank with respect to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income, profits or gains of the Bank imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or
12.2.2	increase the cost to, or impose an additional cost on, the Bank or its holding company in making or keeping the Loan available or maintaining or funding all or part of the Loan; and/or
12.2.3	reduce the amount payable or the effective return to the Bank under any of the Security Documents; and/or
12.2.4	reduce the Bank's or its holding company's rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Bank's obligations under any of the Security Documents; and/or
12.2.5	require the Bank or its holding company to make a payment or forego a return on or calculated by reference to any amount received or receivable by the Bank under any of the Security Documents; and/or
12.2.6	require the Bank or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Loan from its capital for regulatory purposes, then and in each such case (subject to clause 12.3):
(a)	the Bank shall notify the Borrower in writing of such event promptly upon its becoming aware of the same; and
(b)	the Borrower shall on demand made at any time whether or not the Loan outstanding has been repaid, pay to the Bank the amount which the Bank specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which the Bank or its holding company regards as confidential) is required to compensate the Bank and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment, foregone return or loss.
For the purposes of this clause 12.2 "holding company" means the company or entity (if any) within the consolidated supervision of which the Bank is included and for the purposes of this clause 12.2 and clause 12.4 the Bank may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.

12.3	Exception
Nothing in clause 12.2 shall entitle the Bank to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is the subject of an additional payment under clause 6.6.
12.4	Mitigation
If circumstances arise which would result in a notification under clause 12.2 then, without in any way limiting the rights of the Bank under clause 12.2, the Bank shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the other Security Documents to another of its offices not affected by the circumstances but the Bank shall not be under any obligation to take any such action if, in its opinion, to do so would or might:
12.4.1	have an adverse effect on its business, operations or financial condition; or
12.4.2	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or
12.4.3	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.
13	Security and set-off
13.1	Application of moneys
All moneys received by the Bank under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1 shall be applied in the following manner:
13.1.1	first, in or toward payment of all unpaid costs, expenses, fees and commissions which may be owing to the Bank under any of the Security Documents;
13.1.2	secondly, in or towards payment of any arrears of default interest owing in respect of the Loan or any part thereof (excluding for the avoidance of doubt the normal interest component part of the same);
13.1.3	thirdly, in or towards payment of any arrears of normal interest owing in respect of the Loan or any part thereof;
13.1.4	fourthly, in or towards repayment of the Loan (whether the same is due and payable or not) (and if more than one amounts of principal are outstanding and some are overdue more than others, the Bank shall reduce first the older such amounts due);
13.1.5	fifthly, in or towards payment to the Bank for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid or prepaid and which amounts are so payable under this Agreement;
13.1.6	sixthly, in or towards payment to the Bank of any other sums owing to it under any of the Security Documents; and
13.1.7	seventhly, the surplus (if any) shall be paid to the Borrower or to whomsoever else may be entitled to receive such surplus.
The Bank may at any time in its absolute discretion vary the order set out in clauses 13.1 to 13.1.6 (inclusive) in whichever manner it may require.

13.2	Set-off
13.2.1	The Borrower authorises the Bank (without prejudice to any of the Bank's rights at law, in equity or otherwise), at any time and without notice to the Borrower, to apply any credit balance to which the Borrower is then entitled standing upon any account of such Borrower with any branch of the Bank in or towards satisfaction of any sum due and payable from the Borrower to the Bank under any of the Security Documents. For this purpose, the Bank is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application.
13.2.2	The Bank shall not be obliged to exercise any right given to it by this clause 13.2. The Bank shall notify the Borrower forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto.
13.2.3	Nothing in this clause 13.2 shall be effective to create an Encumbrance or any other security interest.
13.3	Further assurance
The Borrower undertakes that the Security Documents shall, both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Security Documents, be valid and binding obligations of the respective parties thereto and rights of the Bank enforceable in accordance with their respective terms and that it will, at its expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Bank may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.
13.4	Conflicts
In the event of any conflict between this Agreement and any of the other Borrower's Security Documents, the provisions of this Agreement shall prevail.
14	Assignment, transfer and lending office
14.1	Benefit and burden
This Agreement shall be binding upon, and enure for the benefit of, the Bank and the Borrower and their respective successors in title.
14.2	No assignment by Borrower
The Borrower may not assign or transfer any of its rights or obligations under this Agreement.
14.3	Assignment by Bank
The Bank may assign all or any part of its rights under this Agreement or under any of the other Security Documents to any one or more banks or other financial institutions or to a trust, fund or other entity regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (an "Assignee") without the consent of the Borrower (the Borrower consenting to such assignment by its execution of this Agreement).
14.4	Transfer
The Bank may transfer all or any part of its rights, benefits and/or obligations under this Agreement and/or any of the other Security Documents to any one or more banks or other financial institutions (a "Transferee") without the consent of the Borrower (the Borrower consenting to such transfer by its execution of this Agreement) and if the Transferee, by delivery of such undertaking as the Bank may approve, becomes bound by the terms of this Agreement and agrees to perform all or, as the case may be, part of the Bank's obligations under this Agreement.

14.5	Documenting assignments and transfers
If the Bank assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clause 14.3 or 14.4 the Borrower undertakes, immediately on being requested to do so by the Bank and at the cost of the Bank, to enter into, and procure that the other Security Parties shall enter into, such documents as may be necessary or desirable to transfer to the Assignee or Transferee all or the relevant part of the Bank's interest in the Security Documents and all relevant references in this Agreement to the Bank shall thereafter be construed as a reference to the Bank and/or its Assignee or Transferee (as the case may be) to the extent of their respective interests.
14.6	Lending office
The Bank shall lend through its office at the address specified in the definition of "Bank" in clause 1.2 or through any other office of the Bank selected from time to time by it through which the Bank wishes to lend for the purposes of this Agreement.  If the office through which the Bank is lending is changed pursuant to this clause 14.6, the Bank shall notify the Borrower promptly of such change.
14.7	Disclosure of information
The Bank may disclose to a prospective assignee, transferee or to any other person who may propose entering into contractual relations with the Bank in relation to this Agreement such information about the Borrower and the other Security Parties or any of them as the Bank shall consider appropriate.
15	Notices and other matters
15.1	Notices
Every notice, request, demand or other communication under this Agreement or (unless otherwise provided therein) under any of the other Security Documents shall:
15.1.1	be in writing delivered personally or by first‑class prepaid letter (airmail if available) or facsimile transmission or other means of telecommunication in permanent written form;
15.1.2	be deemed to have been received, subject as otherwise provided in the relevant Security Document, in the case of a letter, when delivered personally or five (5) days after it has been put in to the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or if the time of despatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and
15.1.3	be sent:
(a)	if to the Borrower at: 10 Akti Kondili 185 45 Piraeus Greece

Fax No: +30 210 458 6271
Attn: Mr Apostolos Manitsas

(b)	if to the Bank at: Piraeus Bank S.A. 4 Amerikis Street 105 64 Athens Greece

Fax No: +30 210 3739 783
Attn: Relationship Manager,

or to such other address and/or numbers as is notified by one party to the other party under this Agreement.
15.2	No implied waivers, remedies cumulative
No failure or delay on the part of the Bank to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.  The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law.
15.3	English language
All certificates, instruments and other documents to be delivered under or supplied in connection with any of the Security Documents shall be in the English language or shall be accompanied by a certified English translation upon which the Bank shall be entitled to rely.
15.4	Waiver of Borrower's rights
The Borrower agrees with the Bank that, from the date of this Agreement and so long as any moneys are owing under any of the Security Documents and while all or any part of the Commitment remains outstanding, it will not, without the prior written consent of the Bank:
15.4.1	exercise any right of subrogation, reimbursement and indemnity against any Owner or any other person liable under the Security Documents, whether in respect of any Indebtedness or intra-Group loans or otherwise;
15.4.2	demand or accept repayment in whole or in part of any Indebtedness (including intra-Group loans) now or hereafter due to such Borrower from any Owner or from any other person liable under the Security Documents or demand or accept any guarantee, indemnity or other assurance against financial loss or any document or instrument created or evidencing an Encumbrance in respect of the same or dispose of the same;
15.4.3	take any steps to enforce any right against any Owner or any other person liable under the Security Documents in respect of any such moneys; or
15.4.4	claim any set-off or counterclaim against any Owner or any other person liable under the Security Documents or claiming or proving in competition with the Bank in the liquidation of any Owner or any other person liable under the Security Documents or have the benefit of, or share in, any payment from or composition with, any Owner or any other person liable under the Security Documents or any other Security Document now or hereafter held by the Bank for any moneys owing under this Agreement or for the obligations or liabilities of any other person liable but so that, if so directed by the Bank, it will prove for the whole or any part of its claim in the liquidation of any Owner or other person liable under the Security Documents on terms that the benefit of such proof and all money received by it in respect thereof shall be held on trust for the Bank and applied in or towards discharge of any moneys owing under this Agreement in such manner as the Bank shall deem appropriate.

15.5	Contractual recognition of bail-in
15.5.1	Notwithstanding any other term of any Security Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Security Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(a)	any Bail-In Action in relation to any such liability, including (without limitation):
(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and
(b)	a variation of any term of any Security Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
15.5.2	In this Agreement and (unless otherwise defined in the relevant Security Document) the other Security Documents:
           "Bail-In Action" means the exercise of any Write-down and Conversion Powers.
           "Bail-In Legislation" means:
(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and
(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
         "EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.
"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

"Party" means a party to this Agreement.
         "Resolution Authority" means anybody which has authority to exercise any Write-down and Conversion Powers.
         "Write-down and Conversion Powers" means:
(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and
(b)	in relation to any other applicable Bail-In Legislation:
(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.
16	Governing law and jurisdiction
16.1	Law
This Agreement and any non-contractual obligations in connection with this Agreement are governed by, and shall be construed in accordance with, English law.
16.2	Submission to jurisdiction
The Borrower agrees, for the benefit of the Bank, that any legal action or proceedings arising out of or in connection with this Agreement (including any non-contractual obligations connected with this Agreement) against the Borrower or any of its assets may be brought in the English courts.  The Borrower irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Portland Place Nominees Limited at present 34 Anyards Road, Cobham, Surrey, KT11 2LA, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against the Borrower in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.
The parties further agree that only the courts of England and not those of any other State shall have jurisdiction to determine any claim which the Borrower may have against the Bank arising out of or in connection with this Agreement (including any non-contractual obligations connected with this Agreement).
16.3	Contracts (Rights of Third Parties) Act 1999
No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Schedule 1
 Form of Drawdown Notice
(referred to in clause 2.2)

To:          Piraeus Bank S.A.
4 Amerikis Street
105 64 Athens
Greece

 [●] 2016

US$13,000,000 Loan
Loan Agreement dated [●] 2016 (the "Loan Agreement")
We refer to the above Loan Agreement and hereby give you notice that we wish to draw down the Loan, namely $13,000,000 on [●] and select a first Interest Period in respect thereof of [●] months.  The funds should be credited as follows: [insert details]
We confirm that:
(a)	no event or circumstance has occurred and is continuing which constitutes a Default;
(b)	the representations and warranties contained in (i) clauses 7.1, clauses 7.2, and 7.3(b) of the Loan Agreement and (ii) clause 4 of each Corporate Guarantee, are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;
(c)	the borrowing to be effected by the drawdown of the Loan will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded; and
(d)	there has been no material adverse change in our financial position or operations or in the financial position or the operations of the Corporate Guarantors or any other member of the Group or the Group as a whole, in each case from that described by us or any other Security Party to the Bank in the negotiation of the Loan Agreement.
Words and expressions defined in the Loan Agreement shall have the same meanings where used herein.

……………………………………….
For and on behalf of
AEGEAN BUNKERING SERVICES INC.

Schedule 2
 Documents and evidence required as conditions precedent to the Commitment being made available

(referred to in clause 9.1)

1	Constitutional documents
Copies, certified by an officer of each Security Party as true, complete and up to date copies of all documents which contain or establish or relate to the constitution of that Security Party;
2	Corporate authorisations
copies of resolutions of the directors and stockholders of each Security Party approving such of the Security Documents to which such Security Party is, or is to be, a party and authorising the signature, delivery and performance of such Security Party's obligations thereunder, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Security Party as:
(a)	being true and correct;
(b)	being duly passed at meetings of the directors of such Security Party and of the stockholders of such Security Party each duly convened and held;
(c)	not having been amended, modified or revoked; and
(d)	being in full force and effect,
(e)	together with originals or certified copies of any powers of attorney issued by any Security Party pursuant to such resolutions;
3	Specimen signatures
copies of the signatures of the persons who have been authorised on behalf of each Security Party to sign such of the Security Documents to which such Security Party is, or is to be, party and to give notices and communications, including notices of drawing, under or in connection with the Security Documents, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Security Party as being the true signatures of such persons;
4	Certificate of incumbency
a list of directors and officers of each Security Party specifying the names and positions of such persons, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Security Party to be true, complete and up to date;
5	Borrower's consents and approvals
a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of the Borrower that no consents, authorisations, licences or approvals are necessary for the Borrower to authorise or are required by the Borrower in connection with the borrowing by the Borrower of the Loan pursuant to this Agreement or the execution, delivery and performance by the Borrower of the other Borrower's Security Documents;

6	Other consents and approvals
a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of each Security Party (other than the Borrower) that no consents, authorisations, licences or approvals are necessary for such Security Party to guarantee and/or grant security for the borrowing by the Borrower of the Commitment pursuant to this Agreement and execute, deliver and perform the Security Documents insofar as such Security Party is a party thereto;
7	Security Documents
the Corporate Guarantees and the Operating Account Pledges, each duly executed;
8	Operating Accounts
 evidence that the Operating Accounts have been opened, together with duly completed mandate forms in respect thereof;
9	Borrower's process agent
a letter from the Borrower's agent for receipt of service of proceedings referred to in clause 16.2 accepting its appointment under the said clause and under each of the other Security Documents in which it is or is to be appointed as the Borrower's agent;
10	Security Parties' process agent
 a letter from each Security Party's agent for receipt of service of proceedings accepting its appointment under each of the Security Documents in which it is or is to be appointed as such Security Party's agent;
11	Greek legal opinion
 an opinion of Mr John Charalambides, special legal adviser on matters of Greek law to the Bank;
12	Liberian and Marshall Islands legal opinion
 an opinion of Messrs Reeder & Simpson, special legal advisers on matters of Liberian and Marshall Islands law to the Bank;
13	Belgian legal opinion
 an opinion of Fransen Luyten, special legal advisers on matters of Belgian law to the Bank;"
14	Employee confirmation form
 an employee confirmation form by the Borrower in respect of each Ship, duly completed and executed, in such form as the Bank may require in its absolute discretion;
15	"KYC" and ownership
such documentation and other evidence as is requested by the Bank in order for the Bank to carry out and be satisfied with the results of all necessary "know your client" or other checks which the Bank is required to carry out under any applicable law or legislation or by any regulatory or financial services authority (including in the European Union or the U.S.A.), in relation to the transactions contemplated by this Agreement and to the identity of any parties to this Agreement or the other Security Documents (other than the Creditors) and their directors, members of the board of directors, officers, shareholders and ultimate beneficial owners; and

16	Further matters or opinions
 any such other matter or further opinion as may be required by the Bank.

Part 2

1	Ship conditions
Evidence that each Ship:
(a)	Registration and Encumbrances
is registered in the name of the relevant Owner through the relevant Registry under the laws and flag of the relevant Flag State and that each Ship and its Earnings, Insurances and Requisition Compensation (each such term as defined in the relevant Ship Security Documents) are free of Encumbrances (other than Permitted Encumbrances);
(b)	Classification
maintains the relevant Classification free of all requirements and recommendations of the relevant Classification Society; and
(c)	Insurance
is insured in accordance with the provisions of the relevant Ship Security Documents and all requirements of such Ship Security Documents in respect of such insurance have been complied with (including without limitation, confirmation from the protection and indemnity association or other insurer with which such  Ship is, or is to be, entered for insurance or insured against protection and indemnity risks (including oil pollution risks) that any necessary declarations required by the association or insurer for the removal of any oil pollution exclusion have been made and that any such exclusion does not apply to the relevant Ship);
2	Title and no Encumbrances

in respect of Aegean Tanking only, evidence that the transfer of title to such Ship from the Seller to the relevant Owner pursuant to the Contract has been duly recorded with the relevant Registry free from Encumbrances (other than Permitted Encumbrances);
3	Delivery Documents

in respect of Aegean Tanking only, copies certified by a person acceptable to the Bank, of the bill of sale evidencing the Contract Price, the protocol of delivery and acceptance of such Ship, commercial invoices of such Ship and any other delivery documents required to be exchanged between the relevant Owner and the Seller under the Contract in respect of the such Ship on its Delivery, and evidence that each of them is duly executed and exchanged;

4	Ship Security Documents
the Ship Security Documents (including, in the event that a Charter exists, a Charter Assignment in respect thereof) for each Ship duly executed;
5	Mortgage registration
 evidence that the relevant Mortgage has been registered against each Ship through the relevant Registry under the laws and flag of the relevant Flag State;

6	Notices of assignment
 copies of duly executed notices of assignment required by the terms of the Ship Security Documents in respect of each Ship and in the forms prescribed by each such Ship Security Document;
7	Insurance opinion
 an opinion from insurance consultants to the Bank, on the insurances effected or to be effected in respect of each Ship upon and following the drawdown of the Loan;
8	Security Parties' process agent
 a letter from each Security Party's agent for receipt of service of proceedings accepting its appointment under each of the Security Documents in which it is or is to be appointed as such Security Party's agent;
9	Disbursement Acknowledgement
 a Disbursement Acknowledgement in respect of the Loan;
10	Certified copies of documents
(a)	a copy, certified (in a certificate dated no earlier than five (5) Banking Days prior to the Drawdown Date) as a true and complete copy by an officer of the Aegean Tanking Owner, of the Contract;
(b)	a copy, certified (in a certificate dated no earlier than five (5) Banking Days prior to the Drawdown Date) as a true and complete copy by an officer of the relevant Owner, of the Management Agreement for each Ship; and
(c)	any Charter.
11	DOC and application for SMC
a copy, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) as a true and complete copy by an officer of the relevant Owner of the DOC issued to the Operator of each Ship and either (i) a certified copy of the SMC for each Ship or (ii) evidence satisfactory for the Bank that the Operator has applied to the relevant authority for an SMC for each Ship to be issued pursuant to the Code within any time limit required or recommended by such authority;
12	ISPS Code compliance
(a)	evidence satisfactory to the Bank that each Ship is subject to a ship security plan which complies with the ISPS Code; and
(b)	a copy certified (in a certificate dated no earlier than five (5) Banking Days prior to the Drawdown Date) as a true and complete copy by an officer of the relevant Owner of the ISSC for each Ship and the continuous synopsis record required by the ISPS Code in respect of each Ship;
13	Arrangement fee
 evidence that any part of the arrangement fee due under clause 5.1 has been paid;

14	Greek legal opinion
 an opinion of Mr John Charalambides, special legal adviser on matters of Greek law to the Bank;
15	Liberian and Marshall Islands legal opinion
 an opinion of Messrs Reeder & Simpson, special legal advisers on matters of Liberian and Marshall Islands law to the Bank;
16	Maltese legal opinion
 an opinion of Ganados & Associates, special legal advisers on matters of Maltese law to the Bank;
17	Valuations
 a valuation of each Ship made at the cost of the Borrower in the manner referred to in clause 8.2.2 obtained not more than ten (10) days before the Drawdown Date;
18	Existing Financial Indebtedness
(a)	evidence in form and substance satisfactory to the Bank in its sole discretion of payment in full of the Existing Financial Indebtedness including all interest thereon, and all other amounts payable to Piraeus Bank S.A. under the Existing Loan Agreement (or that such payment will be made upon drawdown and with the proceeds of the Loan); and
(b)	evidence that any Encumbrances created in relation to, or under, the Existing Loan Agreement have been discharged to the satisfaction of the Bank; and
19	Further matters/opinions
 any such other matter or further opinion as may be required by the Bank.

Schedule 3
 Form of Disbursement Acknowledgement

To:           Piraeus Bank S.A.
4 Amerikis Street
105 64 Athens
Greece

 [●] 2016

Dear Sirs
US$13,000,000 Loan
Loan Agreement dated [●] 2016 (the "Loan Agreement")
We refer to the above Loan Agreement and the Drawdown Notice dated [●] 2016 a copy of which is attached hereto. We hereby confirm and acknowledge disbursement and remittance by you of the amount of $[●] in the manner and on the date specified in the said Drawdown Notice.
Words and expressions defined in the Loan Agreement shall have the same meanings where used herein.
Yours sincerely

……………………………………………..
For and on behalf of
AEGEAN BUNKERING SERVICES INC.
(as Borrower)

Agreed and acknowledged by:

……………………………………………..
For and on behalf of
AEGEAN MARINE PETROLEUM NETWORK INC.
(as Corporate Guarantor)

……………………………………………..
For and on behalf of
AEGEAN MANAGEMENT SERVICES M.C.
(as Corporate Guarantor)

……………………………………………..
For and on behalf of
AMP MARITIME S.A.
(as Corporate Guarantor)

……………………………………………..
For and on behalf of
AEGEAN BUNKERS AT SEA NV
(as Corporate Guarantor)

……………………………………………..
For and on behalf of
AEGEAN ACE MARITIME COMPANY
(as Corporate Guarantor)

……………………………………………..
For and on behalf of
AEGEAN SHIP III MARITIME COMPANY
(as Corporate Guarantor)

……………………………………………..
For and on behalf of
AEGEAN SHIP VIII MARITIME COMPANY
(as Corporate Guarantor)

……………………………………………..
For and on behalf of
AEGEAN TANKING S.A.
(as Corporate Guarantor)

SIGNED by illegible	)
for and on behalf of	)	/s/ [illegible]
AEGEAN BUNKERING SERVICES INC.	)	Attorney-in-fact
as Borrower	)

SIGNED by Konstantinos Oikonomou	)	/s/ Konstantinos Oikonomou
and by Kouvara Evgenia	)	Authorised Signatory
for and on behalf of	)
PIRAEUS BANK S.A.	)	/s/ Kouvara Evgenia
as Bank	)	Authorised Signatory